UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2016

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 23, 2016, Notis Global, Inc. (the “Company”) entered into a Securities Purchase Agreement dated May 20, 2016 (the “SPA”) with an investor (the “Investor”) pursuant to which it issued to the May 23 Investor a Convertible Promissory Note (the “Note”) in the principal amount of $1,242,500 that matures on July 20, 2017 and earns interest at the rate of 10% per annum. The Note carries an original issuance discount of $112,500 and the Company agreed to pay $5,000 in legal fees for the Investor. In exchange for the Note, the Investor (1) paid to the Company $125,000 less $6,250 in broker fees paid by the Company, and (2) issued to the Company eight (8) secured promissory notes in the principal amount of $125,000 each (each, a “Investor Note” and collectively the “Investor Notes”). The Investor Notes are secured by 60% of the Investor’s membership interest in Typenex Medical, LLC, an Illinois limited liability company (the “Collateral”).

The Investor’s right to convert any portion of the Note is conditioned upon the Investor’s payment in full of the secured Investor Note.

The Company must begin repaying principal and interest on funded portions of the Note beginning 180 days after the date of the Note, and each month thereafter for a total period of 10 months, in fixed amounts of $124,250.00 per month. The Company has a right to prepay the total outstanding balance of the Note at any time (so long as it is not in default under the Note) in cash equal to 125% of the outstanding balance of the Note. Furthermore, for a period of sixty days from the date of entry into the Note, a third party has the right to prepay the outstanding balance of the Note in cash equal to 130% of the outstanding balance of the Note.

The conversion price for conversion of the Note or portions of the Note into shares of Company common Stock shall be 50% of the lowest closing bid price during the twenty trading days immediately preceding the conversion.

In connection with any Event of Default by the Company, the Investor may accelerate the Note with the outstanding balance becoming immediately due and payable in cash at 125% of the outstanding balance. Furthermore, the Investor may elect to increase the outstanding balance by applying a 125% “default effect” (up to two applications for two defaults) without accelerating the outstanding balance, in which event the outstanding balance shall be increased as of the date of the occurrence of the applicable event of default. Furthermore, following the occurrence of an event of default interest shall accrue on the outstanding balance beginning on the date the applicable event of default occurring at an interest rate equal to the lesser of 22% per annum or the maximum rate permitted under applicable law. “Outstanding Balance” as such term is defined in the Note, means, the full $1,242,500 as reduced or increased, as the case may be, pursuant to the terms of the Note for payment, Conversion, offset, or otherwise, plus accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Investor, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation conversion delay late fees) incurred under the Note.

Notwithstanding any other provisions of the Note or any other of the related transaction documents, the Investor maintains a right of offset pursuant to the terms of the secured Investor Notes that, under certain circumstances, permits Investor to deduct amounts owed by the Company under the Note from amounts otherwise owed by Investor under the secured Investor Notes (the “Lender Offset Right”), and, furthermore, at any time the Company shall be entitled to deduct and offset any amount owing by the Investor under the secured Investor Notes from any amount owed by the Company under the Note (the “Borrower Offset Right”). The Company does not incur any prepayment premium with respect to any portions of the Note that are satisfied by way of a Borrower Offset Right or Lender Offset Right.

In connection with entry into the SPA, the Company agreed to reserve 300% of the shares into which the Note can be converted for the Investor.

The Company and the Investor also entered into a Membership Interest Pledge Agreement to secure the Collateral, and other ancillary documentation in connection with the closing of the transaction on May 23. The pledge is not assignable and the Investor can, in its sole discretion, cancel the pledge at any time.

The Investor Notes also mature on July 20, 2017 and accrue interest on the unpaid principal balance and at a rate of 10% per annum. The Investor may elect, in its sole discretion, to extend the Investor Note maturity date for up to thirty days. Unless prepaid, all principal and accrued interest under the Investor Notes is payable in one lump sum on the Investor Note’s maturity date.

The Investor may, with the Company’s consent, prepay, without penalty, all or any portion of the outstanding balance of the Investor Notes at any time prior to the Investor Note Maturity Date. Notwithstanding the foregoing, beginning on the date that is 90 days from the date of the issuance of the Note, and then on the 6-month anniversary of the date of entry into the Note and monthly thereafter for a total of eight payments, the Investor shall be obligated to prepay one of the eight Investor Notes at each such occurrence, if at the time of such occurrence: (a) no event of default under the Note has occurred; (b) the average daily dollar volume of the Common Stock on its principal market for the twenty (20) trading days is greater than $55,000.00; (c) the market capitalization of the Common Stock on the date of the occurrence is greater than $3,000,000.00; and (d) the share reserve described below remains in place at the required thresholds.

The Company also made extensive representations and warranties relating to the transaction.

The foregoing descriptions of the SPA, the Note, the Investor Notes, and the Membership Interest Pledge Agreement are not complete and are qualified in their entirety by reference to the full text of the documents, which the Company intends to file as Exhibits to the Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2016, C. Douglas Mitchell informed the Company that he will resign from his position as Chief Financial Officer of the Company on May 31, 2016.

Item 8.01	Other Events.

On May 24, 2016, the Company received notification from the OTCQB Marketplace (“OTCQB”) that the OTCQB has instituted a minimum closing bid price of $0.01. If an OTCQB listed company’s common stock does not have a closing bid price of at least $0.01 per share on at least one of the prior thirty consecutive calendar days, it fails the requirement. The OTCQB has informed the Company that, because it stock has not had a closing bid price of at least $0.01 during the last thirty days, the Company has been placed in a grace period, whereby its price must closing bid price must higher than $.01 for at least ten consecutive days by November 20, 2016 in order to remain eligible for trading on the OTCQB.

The Company is exploring conducting a reverse stock split in order to achieve the minimum required price for a 10-day period and remain eligible to trade on the OTCQB. In the event that the Company’s common stock becomes ineligible to trade on the OTCQB, it would be quoted on, and would continue to trade on OTC Pink. The downgrading of the Company’s common stock from the OTCQB to the OCT Pink will have no effect on the common stock’s ability to trade or its DWAC (method of electronic transfer of shares) eligibility. The Company has also engaged the investor relation firm, Hanover International Inc. to assist in communications with investors, potential investors and other participants in the stock markets.

The information in Item 8.01 of this Current Report on Form 8-K (“Current Report”) is being furnished and shall not be deemed “filed” for any purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTIS GLOBAL, INC.

Dated: May 27, 2016	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
President and Chief Executive Officer